UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

InterCloud Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0963722
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1030 Broad Street Suite 102 Shrewsbury, NJ		07702
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 988-1988

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In the annual reports of InterCloud Systems, Inc. (the “Company”) for each of the fiscal years ended 2014, 2015 and 2016, the Company disclosed that it had previously received a subpoena as part of an investigation by the Securities and Exchange Commission (“SEC”) known as “In the Matter of Certain Stock Promotions.” On December 15, 2017, the Company received a written “Wells Notice” from the SEC related to that same investigation indicating the SEC Staff’s preliminary determination to recommend that the SEC file an action against the Company in connection with such investigation.

A Wells Notice is neither a formal allegation of wrongdoing nor a finding that the Company violated any law.  Rather, it provides the Company with an opportunity to respond to issues raised by the SEC Staff and offer its perspective prior to any SEC decision or formal allegation being made.

The Wells notice issued to the Company states that the proposed action against the Company would allege violations of Sections 5(c) and 17(a) of the Securities Act of 1933 and Sections 9(a), 10(b), and 13(a) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, and 13a-13 thereunder. The Wells Notice states that the Staff’s recommendation may involve a civil injunctive action, public administrative proceeding, and/or cease-and-desist proceeding, and may seek remedies that include an injunction, a cease-and-desist order, disgorgement, pre-judgment interest, and civil money penalties.

The Company will continue to cooperate with the SEC’s inquiry and intends to make a submission to the SEC Staff setting forth why no action should be commenced against it. The Company does not believe that a resolution of this matter will have a material impact on its operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCLOUD SYSTEMS, INC.

December 21, 2017	By:	/s/ Mark Munro
Mark Munro Chief Executive Officer

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